Exhibit 10.10

servicetitan.com | 855.899.0970	800 N. Brand Blvd, Suite 100 Glendale, CA 91203

November 15, 2024

Mr. David Sherry

Via email

Re: Amended and Restated Employment Offer Letter

Dear David:

You and ServiceTitan, Inc. (the “Company”) are parties to an employment offer letter, dated May 5, 2023 (the “Prior Offer Letter”), that sets forth the terms of your employment with the Company. This letter agreement sets forth the terms of your continued employment with the Company effective as of the date of this letter agreement, and supersedes in its entirety the Prior Offer Letter. Effective as of the date of this letter agreement, the terms of your employment with the Company are as follows:

Position. You will continue to serve as the Company’s Chief Financial Officer and you will report to the Company’s Chief Executive Officer. This is a full-time remote work position based in Los Angeles, California. In your role, you are expected to devote your full time, ability, attention, energy and skills in performing all duties as assigned and delegated to you by the Company.

a.

You hereby affirm your continuing obligations under the At-Will Employment, Confidential Information, Inventions Assignment, and Arbitration Agreement that you previously entered into with the Company, as well as your obligation to comply with all of the Company’s policies in effect during your term of employment, including, without limitation, the Employee Handbook, as it may be amended from time to time.

b.

By signing this letter agreement, you confirm to the Company that you have no contractual commitments, conflicts of interest or other legal obligations that would prohibit you from performing your duties for the Company. You hereby affirm your continuing obligation not to engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Nothing herein prevents you from investing in or participating in an advisory capacity or board roles with other entities, so long as there is no material interference with your position, such activities do not create a conflict of interest with Company business, you notify the Company in advance of such position and recuse yourself from any business discussions or decisions of the Company related to said entity.

Salary. You will continue to receive an annual base salary of $433,334, which will be paid in equal installments bi-weekly or as otherwise dictated by the Company’s normal payroll procedures, subject to required tax withholding and other authorized deductions (“Base Salary”). Your Base Salary may be adjusted from time to time by the compensation committee of the Company’s board of directors (the “Board”) in its sole discretion.

Bonus. Your bonuses will be as stated below.

a.

Your annual bonus plan target amount for Fiscal Year 2025 will be 65% of your annual Base Salary. Payment will be made concurrently with bonus payments made to other executives of the Company, subject to the terms and conditions of the bonus program.

b.	Bonuses in future years are discretionary and will be based on the achievement of goals as determined by the compensation committee of the Board.

Equity Compensation. You will be eligible to be granted equity awards from time to time as determined in the sole discretion of the Board or its compensation committee.

Severance. You will be eligible for the severance and change in control benefits set forth in your participation agreement to the Company’s Change in Control and Severance Policy.

Benefits. You will be eligible to participate in the employee benefit plans generally applicable and available to other employees of the Company, the details of which are explained in the Company’s Benefits Guide. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

Remote Work Location. Any changes to the agreed upon remote location must be approved in advance. Remote locations and the ability to work remotely are based on business needs and if they change, the Company will discuss options for your work location moving forward.

Indemnification. The Company will indemnify you in the performance of your duties to the Company to the extent set forth in the Company’s form of director and officer indemnification agreement.

Tax Advisory Reimbursement. The Company will reimburse you up to $20,000 for reasonable out-of-pocket tax advisory expenses in connection with the preparation of your 2023 U.S. tax return, subject to your continued employment with the Company through the date of reimbursement.

Vacation. You will be entitled to take vacation and sick days at the discretion of your manager, the timing and duration of such time off to be mutually and reasonably agreed. No paid time off or vacation days will be accrued.

Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company.

At-Will Employment Relationship. In this position, you serve at the discretion of the Company’s Chief Executive Officer and the Board. Your employment with the Company constitutes “at-will” employment, which means that your employment relationship with the Company may be terminated at any time with or without notice, with or without good cause or for any or no cause, at either party’s option. You understand and agree that neither your job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your employment with the Company.

Integration. This letter agreement, the documents incorporated herein by reference, and the Confidentiality Agreement, represent the entire agreement and understanding between you and the Company concerning your employment relationship with the Company, and supersede in their entirety any and all prior agreements and understandings concerning your employment relationship with the Company (including the Prior Offer Letter). The terms of this letter agreement may only be amended, canceled or discharged in writing by an authorized officer of the Company (other than you).

Governing Law. This letter shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California. You hereby agree to exclusive personal jurisdiction and venue in the state and federal courts of the state of California.

Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this letter agreement shall continue in full force and effect without such provision.

[signature page(s) follow]

To indicate your agreement to the terms set forth in this letter agreement, please sign and date this letter agreement in the space provided below and return it to me at your earliest convenience.

Very truly yours, SERVICETITAN, INC.

By:	/s/ Ara Mahdessian
Name:	Ara Mahdessian

Title:	Chief Executive Officer

AGREED AND ACCEPTED:

/s/ David Sherry
DAVID SHERRY

[Signature Page to Executive Offer Letter]